NEWS

FOR IMMEDIATE RELEASE February 16, 2024	Contact: Hawaiian Airlines Public Relations News@HawaiianAir.com

    Hawaiian Holdings Stockholders Approve Acquisition by Alaska Air Group

HONOLULU – Hawaiian Holdings, Inc. (“Hawaiian”) (NASDAQ: HA) today announced that its stockholders have voted to adopt the merger agreement with Alaska Air Group, Inc. (“Alaska”) (NYSE: ALK). A substantial majority of the holders of Hawaiian’s stock voted in favor of the merger, according to preliminary results from the special meeting held earlier today. Hawaiian will file the final voting results, as tabulated by an independent inspector of elections, on a Form 8-K with the U.S. Securities and Exchange Commission.

“Stockholder approval of our transaction with Alaska is an important milestone toward combining our airlines,” said Hawaiian Airlines President and CEO Peter Ingram. “Together, we will bring stronger competition to the U.S. airline industry, deliver more value to our guests and the communities that we serve, and provide greater job opportunities for our employees.”

The transaction remains subject to receipt of required regulatory approvals, along with other customary closing conditions. Hawaiian and Alaska continue to expect to complete the transaction within 12 to 18 months of announcement of the transaction, which occurred on December 3, 2023.

About Hawaiian Airlines

Now in its 95th year of continuous service, Hawaiian is Hawaiʻi's biggest and longest-serving airline. Hawaiian offers approximately 150 daily flights within the Hawaiian Islands, and nonstop flights between Hawaiʻi and 15 U.S. gateway cities – more than any other airline – as well as service connecting Honolulu and American Samoa, Australia, Cook Islands, Japan, New Zealand, South Korea and Tahiti.

Consumer surveys by Condé Nast Traveler and TripAdvisor have placed Hawaiian among the top of all domestic airlines serving Hawaiʻi. The carrier was named Hawaiʻi's best employer by Forbes in 2022 and has topped Travel + Leisure's World's Best list as the No. 1 U.S. airline for the past two years. Hawaiian has also led all U.S. carriers in on-time performance for 18 consecutive years (2004-2021) as reported by the U.S. Department of Transportation.

The airline is committed to connecting people with aloha. As Hawai'i's hometown airline, Hawaiian encourages guests to Travel Pono and experience the islands safely and respectfully.
Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (NASDAQ: HA). Additional information is available at HawaiianAirlines.com. Follow Hawaiian's Twitter updates (@HawaiianAir), become a fan on Facebook (Hawaiian Airlines), and follow us on Instagram (hawaiianairlines). For career postings and updates, follow Hawaiian's LinkedIn page.

Forward-Looking Statements

This communication contains forward-looking statements subject to the safe harbor protection provided by the federal securities laws, including statements relating to the expected timing of the closing of the pending acquisition (the “Transaction”) of Hawaiian by Alaska and the benefits of the Transaction. There can be no assurance that the Transaction will in fact be consummated. Risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements include: the risk that a condition to closing of the Transaction may not be satisfied (or waived); the ability of each party to consummate the Transaction; that either party may terminate the merger agreement or that the closing of the Transaction might be delayed or not occur at all; possible disruption related to the Transaction to Alaska’s or Hawaiian’s current plans or operations, including through the loss of customers and employees; the diversion of management time and attention from ongoing business operations and opportunities; the response of competitors to the Transaction; a failure to (or delay in) receiving the required regulatory clearances for the Transaction; the outcome of any legal proceedings that could be instituted against Hawaiian, Alaska or others relating to the Transaction; legislative, regulatory and economic developments affecting the business of Alaska or Hawaiian; general economic conditions including those associated with pandemic recovery; the possibility and severity of catastrophic events, including but not limited to, pandemics, natural disasters, acts of terrorism or outbreak of war or hostilities; and other risks and uncertainties detailed in periodic reports that Alaska and Hawaiian file with the U.S. Securities and Exchange Commission. All forward-looking statements in this communication are based on information available to Hawaiian as of the date of this communication. Alaska and Hawaiian each expressly disclaim any obligation to publicly update or revise the forward-looking statements, except as required by law.